EXHIBIT 5






                               October 30, 1996




Manhattan Bagel Company, Inc.
246 Industrial Way West
Eatontown, NJ  07724


Dear Sirs:

     We have acted as counsel for Manhattan Bagel Company, Inc., a New Jersey corporation (the "Corporation"), in connection with the 220,000 shares (the "Shares") of common stock, no par value per share, upon the exercise of options ("Options") granted under the Stock Option Agreement made as of April 1, 1996 between the Company and CRC, Inc.

     In so acting, we have participated in the preparation of the Registration Statement. We have also made such investigation and have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments and such factual information otherwise supplied to us by the Company as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

     We are of the opinion that the Shares will, upon issuance in accordance with the terms of the Options, be legally issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us under the "Item 5. Interests of Named Experts and Counsel." therein.

                                          Very truly yours,